UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 31, 2008

(Date of earliest event reported)

Oragenics, Inc

(Exact name of registrant as specified in its charter)

FL	000-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

13700 Progress Blvd	32615
(Address of principal executive offices)	(Zip Code)

386-418-4018

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 16, 2008 our Board of Directors approved an amendment to the outstanding warrants that were originally issued in connection with the Company’s private placement on August 7, 2007. The warrants expire on August 8, 2008 and the Board of Directors determined it would be in the best interest of the Company to amend the exercise price of the outstanding warrants prior to expiration by adjusting the exercise price from $0.58.

After discussion with the American Stock Exchange (AMEX) concerning the issue of compensation resulting from a possible discount to an insider, the disinterested members of the Board resolved on January 28, 2008 to revoke the previous approved resolution dated January 16, 2008, and approve a new resolution that amends the warrant price from the $0.58 to $0.44, which was the closing price on the American Stock Exchange of the Company’s common stock on the originally date of issue, August 7, 2007. This amended warrant price is only effective between the dates of January 28, 2008 through February 29, 2008, 5:00 PM EST. After this period, the warrant price will return to the original issue price of $0.58. The reduction in the exercise was made in an effort by the Company to increase the likelihood that the warrants would be exercised by the holders of the warrants and thereby provide the Company with needed capital. All other terms and conditions shall remain the same.

Because our CEO and President Ronald Evens participated in the private placement and therefore is a holder of the warrants, our disinterested directors also separately approved the amendment to the warrants.

There can be no assurances that the reduction in the warrant exercise price will result in any exercise of the warrants at the revised exercise price.

Item 9.01	Financial Information and Exhibits

(c) Exhibits.

Number	Description
4.1	Specimen Warrant Certificate*

4.2	Form of Amendment No. 1 to Warrant Certificate

99.1	Press Release of Oragenics, Inc. dated January 29, 2008

*	Incorporated by reference to Exhibit 4.3 to Form 8-K filed on March 10, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2008	ORAGENICS, INC

	By:	/s/ Ronald P. Evens
Ronald P. Evens
President and Chief Executive Officer